EXHIBIT 10.1
ASSET PURCHASE AND SALE AGREEMENT
     This Asset Purchase and Sale Agreement, dated as of January 17, 2006, is by and among NGAS Gathering, LLC, a Kentucky limited liability company (“Buyer”), Duke Energy Gas Services, LLC, a Delaware limited liability company (“Seller”) and Daugherty Petroleum, Inc., a Kentucky corporation (“Guarantor”), as Buyer’s Guarantor. Buyer and Seller are sometimes individually referred to as a “Party” and sometimes collectively referred to as the “Parties.”
RECITALS
     WHEREAS, Seller desires to transfer to Buyer certain properties and assets and certain of the liabilities and obligations related thereto, and Buyer desires to acquire such properties and assets and assume such liabilities and obligations, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the Parties and Guarantor, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.01 Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
     “$” or “Dollars” means the lawful currency of the United States of America.
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled By or is Under Common Control With the Person specified at the relevant time.
     “Agreement” means this Asset Purchase and Sale Agreement.
     “Assumed Liabilities” means (a) any and all historical environmental liabilities arising out of the operation and performance of the Purchased Assets prior to the Closing Date; and (b) any and all obligations arising out of the operation of the Purchased Assets and performance of the Purchased Contracts after the Closing Date.
     “Beech Grove Trap Site” means the location of the JT device and equipment, which is adjacent to the Rogersville equipment.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas, are authorized or obligated to close.
     “Buyer” has the meaning set forth in the preamble to this Agreement.
     “Claim” means any filing, investigation, Proceeding, written claim or written demand.
     “Closing” means the consummation of the transactions contemplated by Section 2.01.
     “Closing Date” means the date on which Closing occurs.
     “Code” means the Internal Revenue Code of 1986.

     “Control” of a Person means the possession, direct or indirect, of the power to elect a majority of such Person’s board of directors or similar governing body, or to direct or cause the direction of the management, business and policies of such Person, whether through ownership of voting securities, by contract or otherwise (and the terms “Controlled By” and “Under Common Control With” have correlative meanings).
     “CNR” means Columbia Natural Resources, LLC.
     “Deductible” has the meaning set forth in Section 9.02.
     “Dispute” has the meaning set forth in Section 11.15.
     “East Tennessee” means East Tennessee Natural Gas, LLC.
     “East Tennessee Purchased Assets” means that portion of the Stone Mountain Gathering System consisting of the 10 inch gathering line commencing at the Relocation Point and continuing southward to the remainder of the line to the interconnect with the East Tennessee System at Rogersville, as set out on the indicative diagram attached hereto as Exhibit A.
     “East Tennessee System” means that gathering and transmission system owned by East Tennessee.
     “Excluded Assets” means any and all of the following: (a) all cash or cash equivalents; (b) all accounts payable or accounts receivable or other working capital items; (c) any indebtedness owed to or by Seller; (d) the East Tennessee Purchased Assets; (e) all claims of Seller, if any, against third parties based on facts or events occurring prior to the Closing Date (excluding any claims, counterclaims or defenses related to Assumed Liabilities); (f) all insurance policies and rights thereunder, including rights to any cancellation value as of the Closing Date; (g) all corporate, financial, tax and legal (other than title) records of Seller that do not constitute Records; (h) all proprietary or confidential business or technical information, intellectual property, records and policies which relate to Seller and its lines of business other than the Purchased Assets; (i) all marks of Seller, including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the name “Duke” or and any derivatives or variations thereof, and any Duke logos; and (j) all refunds of costs or expenses borne by Seller prior to the Closing Date.
     “FERC” means the Federal Energy Regulatory Commission.
     “GAAP” means accounting principles generally accepted in the United States, consistently applied throughout the specified period.
     “Governmental Authority” means any court, tribunal, arbitrator, arbitration panel, authority, agency, commission, official or other instrumentality of the United States, any foreign country, any domestic or foreign province, state, county, city or other political subdivision or any Native American tribal council or similar governing entity.
     “Guarantor” has the meaning set forth in the preamble to this Agreement.
     “Guaranty Agreement” means a guaranty executed by Guarantor substantially in the form of Exhibit G attached hereto.
     “Interconnect Agreement” means an agreement executed by Buyer substantially in the form of Exhibit H attached hereto and including a requirement that Buyer inspect, verify and provide to East Tennessee documentation on the pressure set point, capacity and mechanical operability of the overpressure protection equipment utilized to protect the Stone Mountain Gathering System.
     “JT Plant Site ” means the Rogersville JT booster and plant site.
     “Knowledge” means, with regard to Seller, the actual knowledge of Patrick T. Gibson, Randy J. Riha and Gary E. Dial.

     “Laws” means all laws, Orders, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country, any domestic or foreign province, state, county, city or other political subdivision or of any Governmental Authority and all common law.
     “Letter of Credit” means an irrevocable standby letter of credit in the amount of Two Million Dollars ($2,000,000.00), issued by Key Bank or another bank acceptable to Seller, effective from the Closing Date until the second anniversary of the Closing Date, and substantially in the form of Exhibit J attached hereto.
     “Liability Cap” means an amount equal to 50% of the Purchase Price.
     “Liens” means any mortgage, pledge, assessment, security interest or other similar lien.
     “Liquidated Damages” has the meaning set forth in Section 5.02(e)
     “Losses” means any and all judgments, losses, liabilities, damages, fines, penalties, deficiencies and reasonable costs and expenses (including interest, court costs and reasonable fees of attorneys, accountants and other experts).
     “Meters” means the five customer delivery meters as more particularly described on Exhibit B attached hereto.
     “Natural Gas Act” means that certain federal statute codified in the United States Code at 15 U.S.C. Sections 717 through 717(w), regulating the transportation and sale of natural gas in interstate commerce.
     “Neutral Party” means any Person that is not an Affiliate of and who has not previously been employed by any Party and does not have a direct or indirect interest in any Party or in any Person having an ownership interest in any Party or in the subject matter of the arbitration.
     “Notice of Arbitration” has the meaning set forth in Section 11.15.
     “Operating Agreement” means the agreement between Seller and Buyer, in effect immediately prior to Closing, detailing the responsibilities and obligations of Buyer as operator of assets in the Stone Mountain Gathering System.
     “Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business substantially consistent with relevant past practices.
     “Party” and “Parties” have the respective meanings set forth in the preamble of this Agreement.
     “Permits” means the permits and authorizations listed on Exhibit D attached hereto required to operate the Purchased Assets.
     “Permitted Liens” means (a) liens for Taxes or assessments not yet due and payable; (b) terms and conditions of any leases that have been disclosed to Buyer on an appropriate schedule to this Agreement; (c) such liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that are due to zoning or subdivision laws or regulations that do not materially and adversely affect the specific Purchased Asset to which they relate for the use to which they are put; (d) such other liens, imperfections in title, charges, easements, restrictions, encumbrances or other matters that do not materially and adversely affect the specific Purchased Asset to which they relate for the use to which they are put; and (e) any Liens created by Buyer or its Affiliates.
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

     “Prior Notice Filing with FERC” means the filing with FERC that East Tennessee submits in accordance with Section 157.205 of FERC’s regulations regarding East Tennessee’s acquisition of the East Tennessee Purchased Assets.
     “Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquest, audit or investigation commenced, brought, conducted or heard by or before any Governmental Authority.
     “Purchase Price” means an amount equal to Eighteen Million Dollars ($18,000,000.00).
     “Purchased Assets” means all of Seller’s right, title and interest in and to (a) the Purchased System, (b) the JT Plant Site, (c) the Rogersville Equipment, (d) the ROWS, (e) the Meters and (f) the Purchased Contracts.
     “Purchased Contracts” means the contacts relating to the Purchased Assets listed on Exhibit C attached hereto.
     “Purchased System” means that portion of the Stone Mountain Gathering System consisting of (a) the 10 inch gathering line commencing at the Relocation Point and continuing northward for the remainder of the line, (b) the entire eight inch “Claiborne County Utility District line”, the entire six inch “Amvest line”, the entire six inch “Hickory Flats Prison line”, the four inch and larger gathering lines located in Lee County, Virginia and all of the production lines upstream of the Relocation Point as set out on the indicative diagram attached hereto as Exhibit A, (c) the Rose Hill Compressor, the Martins Fork Compressor and the Amvest Compressor as set forth on the indicative diagram attached hereto as Exhibit A, and (d) the pipeline facilities, trap sites, delivery meters and regulator stations associated with these lines.
     “Records” means (a) all of Seller’s right, title and interest in and to all existing contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data (whether electronic or hard copy), files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, keys, lock combinations, computer access codes and similar information, maps, books, records, and studies relating exclusively to the Purchased Assets, but excluding records or portions of records (i) related to any Excluded Assets, (ii) prepared in connection with the sale of the Purchased Assets, (iii) related to consolidated and consolidating financial, accounting or tax information of Seller and its Affiliates other than such information that relates solely to the Purchased Assets, or (iv) related to any current employees, and (b) all of Buyer’s right, title and interest in and to all existing contract, land, title, engineering, environmental, operating, accounting, business, marketing, and other data (whether electronic or hard copy), files, documents, instruments, notes, papers, ledgers, journals, reports, abstracts, surveys, keys, lock combinations, computer access codes and similar information, maps, books, records, and studies relating exclusively to the East Tennessee Purchased Assets.
     “Relocation Activities” has the meaning set forth in Section 5.02(c).
     “Relocation Assets” has the meaning set forth in Section 5.02(a).
     “Relocation Deadline” has the meaning set forth in Section 5.02(a).
     “Relocation Point” means the mutually agreed upon point for the relocation of the Rogersville Equipment, such point located at N 3640.9646, W 8320.1077, Rose Hill, Lee County, Virginia.
     “Relocation Standards” has the meaning set forth in Section 5.02(d).
     “Representatives” means, with respect to any Person, the officers, directors, employees, representatives and agents of such Person.
     “Rogersville Equipment” has the meaning set forth in Section 5.02(a).
     “Rose Hill Input” has the meaning set forth in Section 5.02(a).

     “ROWS” means all of the rights-of-way associated with the Purchased Assets that are granted to or held by Seller.
     “Seller” has the meaning set forth in the preamble of this Agreement.
     “Seller’s Remedial Right” has the meaning set forth in Section 5.02(c).
     “Stone Mountain Gathering System” means that gathering system located in Hawkins, Hancock and Claiborne Counties, Tennessee, Lee County, Virginia and Harlan and Bell Counties, Kentucky, which includes the Purchased System as well as the East Tennessee Purchased Assets.
     “Tax” includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “USA Compression” has the meaning set forth in Section 5.02(b).
     1.02 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) the terms “include” or “including” mean including without limiting the generality of any description preceding such term; (f) any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder; and (g) references to corporate stockholders, directors and officers shall include members, managers and officers of a limited liability company, and Persons occupying positions with equivalent functions in any other entity. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS
     2.01 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement: (a) Seller shall sell, transfer, assign and deliver to Buyer the Purchased Assets; (b) Buyer shall purchase and accept the Purchased Assets in exchange for the Purchase Price; and (c) Buyer shall assume and agree to pay, perform, discharge and indemnify Seller for the Assumed Liabilities. For purposes of greater certainty, the Purchased Assets shall not include, and Buyer shall not obtain any rights whatsoever in, the Excluded Assets.
     2.02 Closing. The Closing will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Houston, Texas, 77002, at 10:00 A.M. local time in Houston, Texas, on the later to occur of (a) March 31, 2006 and (b) the fifth Business Day after satisfaction or waiver of the conditions set forth in Articles 6 and 7. Closing shall be deemed effective as of 12:00 A.M. local time in Houston, Texas, on the Closing Date. At the Closing:
          (a) Buyer shall pay (or cause to be paid) the Purchase Price by wire transfer of immediately available U.S. funds to such account as Seller may direct by notice delivered to Buyer by Seller at least three Business Days before the Closing, or, in the absence of such notice, by check.
          (b) Subject in all circumstances to Section 5.08, Seller shall assign and transfer to Buyer title, free and clear of all Liens, except Permitted Liens, in and to the Purchased Assets, by delivery of a bill of sale, substantially in the form of Exhibit E attached hereto, (i) a special warranty deed, substantially in the form of Exhibit F attached hereto, and (ii) all other instruments of transfer, assignment and conveyance, as shall be necessary to vest in Buyer all the right, title and interest of Seller in and to the Purchased Assets.
          (c) Buyer shall accept title to the Purchased Assets and shall deliver to Seller an executed bill of sale, substantially in the form of Exhibit E attached hereto.
          (d) Seller and Buyer shall deliver the certificates and other contracts, documents, instruments and items required to be delivered hereunder pursuant to Articles 6 and 7.
          (e) Seller shall obtain from the counter party to each Purchased Contract an assignment and release agreement.
          (f) Buyer shall deliver the Letter of Credit.
          (g) Buyer shall deliver the Interconnect Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Buyer that the statements contained in this Article 3 are correct on the date hereof as follows:
     3.01 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
     3.02 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other documents or instruments delivered by Seller pursuant hereto, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution and delivery by Buyer of this Agreement, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.
     3.03 No Conflicts. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby by Seller, do not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, bylaws or any other organizational document of Seller;
          (b) cause a violation of or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party, which violation or default (or right of purchase, termination, cancellation or acceleration) would impair or delay the consummation of the transactions contemplated hereby; or
          (c) assuming that the FERC proceeding initiated by the Prior Notice Filing with FERC results in East Tennessee having all requisite authorization under the Natural Gas Act to acquire the East Tennessee Purchased Assets, conflict with or result in a violation or breach of any term or provision of any Law applicable to Seller or the Purchased Assets, which conflict, violation or breach would impair or delay the consummation of the transactions contemplated hereby.
     3.04 Ownership of Purchased Assets. Seller, in its own name or as successor to Duke Energy Gas Services Corporation, holds title to the Purchased Assets free and clear of any Liens except Permitted Liens.
     3.05 Governmental Approvals and Filings. Except for the approval contemplated by the Prior Notice Filing with FERC, no waiting period, consent, approval or action of, or filing on the part of Seller with or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     3.06 Legal Proceedings. There are no Claims pending or, to the knowledge of Seller, threatened against Seller that would result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     3.07 Compliance with Laws. Seller is in compliance with all Laws applicable to it, except to the extent that noncompliance would not restrain, enjoin or otherwise prohibit or make illegal any of the transactions contemplated by this Agreement. To Seller’s Knowledge, no written notices of violation, correction orders, cessation orders, notices of penalty, notices of proposed assessment or other written notices (which remains outstanding or unabated) have been issued by any Governmental Authority or third party that any operations under the Permits are not in compliance with any applicable Laws. To Seller’s Knowledge, Seller has not entered into or agreed to any Order and is not subject to any Order relating to compliance with any applicable Laws pertaining to the operation of the Purchased Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that the statements contained in this Article 4 are correct on the date hereof as follows:
     4.01 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky.
     4.02 Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including purchasing the Purchased Assets. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due and valid execution and delivery by Seller of this Agreement, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.
     4.03 No Conflicts. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not:
          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of formation, limited liability company agreement or any other organizational document of Buyer;
          (b) cause a violation of or result in a default (or give rise to any right of purchase, termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party, which violation or default (or right of purchase, termination, cancellation or acceleration) would impair or delay the consummation of the transactions contemplated hereby; or
          (c) conflict with, or result in a violation or breach of any term or provision of any Law applicable to Buyer, which conflict, violation or breach would impair or delay the consummation of the transactions contemplated hereby.
     4.04 Governmental Approvals and Filings. No waiting period, consent, approval or action of, filing on the part of Buyer with or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.05 Legal Proceedings. There are no Claims pending or, to the knowledge of Buyer, threatened against Buyer that would result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

     4.06 Compliance with Laws. Buyer is in compliance with all Laws applicable to it, except to the extent that noncompliance would not restrain, enjoin or otherwise prohibit or make illegal any of the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS, WAIVERS AND CONSENTS
     5.01 Regulatory Approvals. (a) Commencing promptly following the date hereof, each Party shall use commercially reasonable efforts, each at its own cost and expense, to (i) obtain as promptly as practicable all consents, approvals or actions of, make all filings with, and give all notices to, Governmental Authorities required in respect of such Party or its Affiliates to consummate the transactions contemplated hereby, including the approval contemplated by the Prior Notice Filing with FERC, (ii) provide such other information and communications to such Governmental Authorities and otherwise cooperate as such Governmental Authorities may reasonably request in connection therewith and (iii) provide reasonable cooperation to the other Party in obtaining other consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities required to consummate the transactions contemplated hereby.
          (b) Each of the Parties shall (and/or shall cause its Affiliates to) pay such filing fees as are required of it in connection with such filings. Without limiting the generality of the foregoing, each Party hereby covenants and agrees that it shall (and it shall cause its Affiliates to) (i) request expedited treatment of such filings and (ii) not retract, withdraw, cancel or otherwise terminate any such filing without the prior written consent of the other Party.
          (c) For purposes of Section 5.01(a), “commercially reasonable efforts” means making the requisite filings and responding promptly to requests from Governmental Authorities with respect thereto but shall not imply a duty to take unreasonable measures, incur significant expenses (other than expenses of preparing filings with Governmental Authorities and required filing fees) or divest any assets.
     5.02 Rogersville Equipment Relocation
          (a) Promptly following the Closing Date, but prior to the six month anniversary of the Closing Date (the “Relocation Deadline”), Buyer shall, at Buyer’s sole cost and expense:
               (i) relocate all of the equipment from the Rogersville compression station and the Beech Grove Trap Site, such equipment more specifically described on Schedule 5.02(a), Part I (the ’Rogersville Equipment”), to the Relocation Point, but Buyer shall not relocate any of the equipment listed on Schedule 5.02(a), Part II (the “Excluded Rogersville Equipment”);
               (ii) relocate the 10 inch receiver barrel at the Rogersville Compression Station to the southwest corner of the Rogersville compression station property (where the incoming 10 inch mainline crosses the fence line) and install piping tying in the inlet and outlet sides of the Rogersville compression station as well as tying the launcher and two inch receiver barrel drain lines to the pipeline liquids tank;
               (iii) excluding the rainwater tank dike and truck loading pad, remove from the Rogersville compression station all unnecessary piers, pipe supports and dikes, and all unutilized underground and above ground piping;
               (iv) at the Beech Grove Trap Site, install, without a valve, a continuous run of 10 inch pipe where the trap site is cut from the main line;
               (v) remove from the Beech Grove Trap Site all piers, pipe supports, foundations and unutilized underground and above ground piping;
               (vi) restore both the Rogersville compression station site and the Beech Grove Trap Site to their original condition, including graveling both sites; and

               (vii) relocate the input from the gathering system upstream of the Rose Hill compressor, (the “Rose Hill Input” and, together with the Rogersville Equipment, the “Relocation Assets”), to upstream of the Relocation Point.
          (b) Buyer shall, prior to the removal and restoration activities described in Section 5.02(a)(i) through 5.02(a)(vii) (the “Relocation Activities”), obtain, in a form reasonably satisfactory to Seller, the consent and waiver of all third parties necessary for the relocation of the Relocation Assets, including the consent and waiver of USA Compression Partners, LP (“USA Compression”). The consent and waiver obtained by Buyer from USA Compression shall include a waiver of the removal restriction contained in Section 8 of USA Compression’s Master Rental Agreement and shall allow for removal and relocation of (i) the Equipment, as such term is defined in the Gas Compressor Proposal Agreement for the Rogersville project, executed June 28, 2001, by USA Compression and Evan Energy Company, as predecessor in interest to Buyer, and (ii) the Equipment, as such term is defined in the Compression Proposal and Agreement for the Rogersville JT Plant Site, executed April 28, 2004, by USA Compression and Seller. Seller shall provide reasonable cooperation to Buyer in obtaining such consent and waiver.
          (c) From the Closing Date until the completion of the relocation, Buyer shall, with regard to the Relocation Activities, comply with the obligations, policies, and procedures, including all environmental, health and safety policies and procedures, contained in the Gathering System Operating and Maintenance Agreement, dated December 1, 2004, between Seller and Daugherty Petroleum, Inc., the parent corporation of Buyer. From the Closing Date, Buyer shall also be solely responsible for all costs and expenses, obligations and liabilities arising out of the Relocation Activities.
          (d) Buyer’s Relocation Activities shall meet each of the following standards (the “Relocation Standards”):
               (i) such Relocation Activities performed by Buyer or Buyer’s personnel, contractors or subcontractors on Seller’s property shall be accomplished by the Relocation Deadline in accordance with all Laws applicable to the Relocation Activities and the Relocation Assets;
               (ii) such Relocation Activities performed by Buyer or Buyer’s personnel, contractors or subcontractors on Seller’s property shall be accomplished in accordance with all Laws, regulations relating to health and safety and any health and safety procedures required by Seller, including health and safety training for all Buyer personnel, contractors and subcontractors and initiation and maintenance of all necessary safety precautions and programs designed to prevent injury to persons or damage to property;
               (iii) Buyer shall be solely responsible for the safety of all Persons employed by Buyer or Buyer’s personnel, contractors or subcontractors and any other Person on the site for any purpose relating to the Relocation Activities performed by Buyer on Seller’s property;
               (iv) Buyer shall promptly inform Seller of all actions to be taken with regard to the Relocation Activities and shall provide Seller with access rights;
               (v) Buyer shall immediately report to Seller any incident relating to health and safety, in accordance with good industry practice, arising from the Relocation Activities by Buyer or Buyer’s personnel, contractors or subcontractors on Seller’s property and involving Buyer personnel, contractors, subcontractors, the public, or Seller’s property, and Buyer shall, within 24 hours, provide to Seller a written initial report of Buyer’s investigation of the incident, such report including a schedule for completion of the investigation and followed up with a final report showing the cause of the incident and any corrective action;
               (vi) Buyer shall, in all contracts or agreements entered into by Buyer to effect the Relocation Activities, ensure that Seller also has the right to enforce such contracts or agreements;
               (vii) Buyer shall be responsible for and agrees to protect, indemnify and save Seller harmless from and against any and all Losses, claims, demands and causes of action of every kind and character arising from any injury of or death to any Person, whether contractual, in tort, or a matter of strict liability or liability imposed by Law, caused by the Relocation Activities performed by Buyer or Buyer’s personnel, contractors or subcontractors on Seller’s property;

               (viii) Buyer shall use reasonable commercial efforts to ensure that the Relocation Activities performed by Buyer on Seller’s property shall be accomplished in a manner that minimizes any interruption on and avoids any damage to the Stone Mountain Gathering System, the East Tennessee System and any assets of Seller relating to the Stone Mountain Gathering System;
               (ix) Buyer shall use reasonable commercial efforts to ensure that, upon the Relocation Deadline, the Stone Mountain Gathering System, including the Excluded Assets relating to the Stone Mountain Gathering System, and any ancillary assets associated therewith, shall be, in the reasonable opinion of Seller after an inspection by Seller, completely operational and shall be in a condition equivalent to the condition prior to the relocation and maintained in accordance with good industry practice; and
               (x) all Relocation Activities shall be completed in accordance with good industry practice to Seller’s reasonable satisfaction.
          (e) If Buyer does not, in the reasonable opinion of Seller, (i) comply with its obligations under Section 5.02(c) and (ii) complete the Relocation Activities by the Relocation Deadline and in such a manner that the Relocation Assets, the Stone Mountain Gathering System, including the Excluded Assets relating to the Stone Mountain Gathering System, and any ancillary assets associated therewith, are relocated in compliance with and are, upon the Relocation Deadline, completely operational and in a condition in compliance with the Relocation Standards, then Seller shall have the right (“Seller’s Remedial Right”), upon the Relocation Deadline and upon notice to Buyer to cause the relocation work to be performed in a timely manner and in compliance with the requirements of Section 5.02, including taking any of the following actions:
               (A) effect the relocation of the Relocation Assets or completion of any of the Relocation Activities;
               (B) remove the Relocation Assets from the Stone Mountain Gathering System to any other location;
               (C) bypass the Relocation Assets so that they have no access to and may not operate on the Stone Mountain Gathering System;
               (D) terminate any agreements under which the Relocation Assets are provided or leased and allow the other party under such agreements to reclaim the Relocation Assets;
               (E) compensate itself for any Losses arising from more than minimal interruption on the Stone Mountain Gathering System, to the Excluded Assets relating to the Stone Mountain Gathering System, or to any ancillary assets associated therewith, such interruption arising from the Relocation Activities; and
               (F) either repair or compensate itself for any Losses arising from damage to the Relocation Assets, the Stone Mountain Gathering System, the Excluded Assets relating to the Stone Mountain Gathering System, or to any ancillary assets associated therewith, to the extent such damage arises from the Relocation Activities.
     All, any or none of the Seller actions contemplated by this Section 5.02(e) may be effected, at Seller’s sole discretion, in any manner Seller deems appropriate and without any liability to Seller.
          (f) (i) Seller may, by providing to both Buyer and the issuing bank notice that Seller is entitled to draw on the Letter of Credit, draw on the Letter of Credit to reimburse Seller for any amounts incurred by Seller in connection with Seller’s Remedial Right. Notwithstanding the foregoing sentence, any such amounts drawn by Seller and not used by Seller in connection with Seller’s Remedial Right (including reimbursement of amounts previously spent by Seller) shall, within a reasonable period after completion of the relocation work, be reimbursed to Buyer along with two and one-half percent interest per annum on such amounts.
               (ii) Should Seller invoke Seller’s Remedial Right, Buyer further agrees to assist Seller in effecting such relocation work, including taking any action reasonably requested by Seller, such as providing Seller any requested agency rights and powers of attorney.

               (iii) Buyer shall be responsible for and agrees to protect, indemnify and save Seller harmless from and against any and all Losses, claims, demands and causes of action of every kind and character arising from any injury or death to any Person, whether contractual, in tort, or a matter of strict liability or liability imposed by Law, caused by any actions taken pursuant to Seller’s Remedial Right. The foregoing indemnity shall not apply in any incident, occurrence or claim caused by the gross negligence of Seller.
          (g) Notwithstanding the foregoing, the Parties may, by mutual agreement and with just cause, extend the Relocation Deadline by 30 days without penalty to Buyer. If the parties mutually agree to such extension and (i) Buyer does not, in the reasonable opinion of Seller, comply with its obligations under Section 5.02(e)(i) and (ii) by the end of the additional 30-day period, then Seller may enforce Seller’s Remedial Right and Buyer shall be subject to all liabilities under Section 5.02(f).
          (h) If Seller takes the action contemplated by Section 5.02(e)(D), Buyer shall, upon request of Seller, assign to Seller all of Buyer’s right, title and interest in and to the Relocation Assets affected thereby.
     5.03 Execution of Guaranty Agreement. Concurrent with the execution of this Agreement, Buyer shall execute and deliver to Seller the Guaranty Agreement.
     5.04 Operation of Purchased Assets. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement:
          (a) Neither Seller nor Buyer will, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), (i) sell, lease or otherwise dispose of any Purchased Assets or East Tennessee Purchased Assets, other than sales of goods or services in the Ordinary Course of Business; (ii) amend in any material respect any of the Purchased Contracts or terminate any of the Purchased Contracts before the expiration of the term thereof, other than to the extent any such Purchased Contract terminates or is terminable pursuant to its terms in the Ordinary Course of Business; (iii) execute any new contract that (y) relates solely to the Purchased Assets and (z) will need to be assigned to Buyer at Closing; provided, however, Seller may, without obtaining the prior written consent of Buyer, enter into a contract with CNR, such contract with CNR substantially in the form of the draft provided by Seller to Buyer on January 16, 2006, except that such contract with CNR may not have an MDQ (as defined therein) of greater than 3,700; or (iv) except as provided in this Article, commit the other party to make capital expenditures relating solely to the Purchased Assets after the Closing Date or the termination of this Agreement.
          (b) Seller and Buyer will continue to operate the Purchased Assets and the East Tennessee Purchased Assets in the Ordinary Course of Business and will make no capital expenditures outside of the Ordinary Course of Business; and
          (c) Seller and Buyer will perform all of their material obligations under the Purchased Contracts.
     5.05 Access of Parties. Seller or Buyer shall provide the other Party and its respective Representatives with reasonable access, upon reasonable prior notice and during normal business hours, at the sole cost and expense of the other Party, to the personnel of Seller or Buyer, who have material responsibility relating to the Records to the extent such Records are only in Seller’s or Buyer’s possession.
     5.06 Delivery and Retention of Records. On or before 60 days after the Closing Date, Seller will deliver or cause to be delivered to Buyer, at Buyer’s request, and Buyer will deliver or cause to be delivered to Seller, at Seller’s request, the Records. Buyer and Seller agree to hold the Records and not to destroy or dispose of any portion thereof for a period of 10 years from the Closing Date or such longer time as may be required by Law, provided that, if either Buyer or Seller desire to destroy or dispose of such Records during such period, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to the other Party and if the other Party does not accept such offer within 20 days after receipt of such offer, it may take such action and following the Closing Date to afford the other Party, its accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the Records and to its employees at no cost to the other Party (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law. Buyer and Seller agree to provide the other Party and the other Party’s Affiliates reasonable access to the Records after the Closing Date in order for the other Party to comply with its obligations under this Agreement (including the preparation of any required tax returns in accordance with this Agreement and to comply with any indemnity obligations).
     5.07 Termination of Operating Agreement. At Closing, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer an agreement terminating the Operating Agreement, along with all rights and obligations of Buyer and Seller under the Operating Agreement; provided, however, if the Operating Agreement is determined to be necessary after Closing for the operation of the Rogersville Equipment, execution of an agreement terminating the Operating Agreement shall not be required and the Operating Agreement will remain in effect. The determination of whether the Operating Agreement is necessary after Closing for the operation of the Rogersville Equipment shall be made by Seller and Seller shall notify Buyer of such determination three days prior to Closing.
     5.08 Assignment of Purchased Contracts, ROWS and Permits. At Closing, Seller shall assign to Buyer, to the extent assignable, all of Seller’s right, title and interest in and to the Purchased Contracts, the ROWS and any other agreements relating to the Purchased Assets and requested by Buyer, and to the Permits. To the extent any of the Purchased Contracts, the ROWS, any other agreements relating to the Purchased Assets, and the Permits are not assignable or transferable to Buyer, Seller shall reasonably cooperate with and assist Buyer, for up to six months after Closing, in obtaining assignment or transfer of such agreements. If Buyer has not obtained assignment or transfer of such agreements by the end of the six month period, Seller may terminate any and all of such agreements. Buyer shall indemnify Seller for the cost of maintaining any of the Purchased Contracts, the ROWS, other agreements relating to the Purchased Assets and the Permits.
     5.09 Removal of Logos and Signs. Within 30 days after the Closing Date, Buyer shall remove from all of the Purchased Assets any logo or sign indicating that such assets are owned or operated by Seller or any of its Affiliates (including signs displaying Seller’s or its Affiliate’s emergency contact telephone number or otherwise using or displaying the name “Duke”, in whole or in part). As promptly as practical after the Closing Date, Buyer shall post Buyer’s emergency contact telephone numbers in place of any of Seller’s or its Affiliate’s emergency contact telephone numbers.
     5.10 Recording. Buyer shall be solely responsible for promptly recording all instruments related to the conveyance of the Purchased Assets, and shall promptly furnish Seller with the recording information. Buyer shall be responsible for all filings with state and federal agencies for change of owner or operator and shall promptly provide Seller with the copies of all such filings when made and confirmation thereof when received. All recording and filing fees shall be paid by Buyer and, where paid by Seller, reimbursed by Buyer to Seller promptly after receipt of an invoice.
     5.11 Transfer Taxes. Buyer shall pay all transfer Taxes (including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges) resulting from the sale of the Purchased Assets. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such transfer Taxes; provided, however, that to the extent required by applicable Laws, Seller will join in the execution of any such Tax Returns or other documents relating to such Taxes.
     5.12 Certificate of Non-Foreign Status. On the Closing Date, Seller shall deliver to Buyer a certificate of non-foreign status substantially in the form of in Exhibit I attached hereto.
     5.13 Purchase Consideration Allocation for Tax Purposes. Seller and Buyer agree, for the purpose of making the requisite filings under Section 1060 of the Code and the regulations thereunder, to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 5.13. Seller and Buyer each agree to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, in a manner consistent with such allocation.
     5.14 Prorations of Property Taxes. Any property Tax assessed against or pertaining to the Purchased Assets for the taxable period that includes the Closing Date shall be prorated between Buyer and Seller as of the Closing Date, and Buyer shall be responsible for filing all required reports and paying all such taxes due with respect to the tax period within which the Closing Date occurs. In the event the amount of any such property Tax cannot be ascertained as of the Closing Date, then prorations shall be made on the basis of the preceding year. Buyer shall receive a credit against the Purchase Price on the Closing Date for Seller’s pro rata portion of such property Taxes, and all prorations shall be deemed to be final as of the Closing Date.
ARTICLE 6
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligation of Buyer to consummate the transactions contemplated by Section 2.01 is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):
     6.01 Representations and Warranties. The representations and warranties made by Seller in Article 3 shall be correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date, other than any such representation or warranty that is expressly made as of an earlier date (provided that such representation or warranty was correct as of such earlier date).
     6.02 Performance. Seller shall have performed and complied with, in all material respects, the agreements, covenants and obligations under this Agreement required to be so performed or complied with by Seller prior to or at Closing.
     6.03 Officer’s Certificates. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by the President or a Vice President of Seller, reasonably satisfactory in form and substance to Buyer, as to the matters set forth in Sections 6.01 and 6.02 with respect to Seller.
     6.04 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, or any pending Proceeding (filed by a Person other than Buyer or any of its Affiliates) threatening to restrain, enjoin or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement.
ARTICLE 7
CONDITIONS TO OBLIGATIONS OF SELLER
     The obligation of Seller to consummate the transactions contemplated by Section 2.01 is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):
     7.01 Representations and Warranties. The representations and warranties made by Buyer in Article 4 shall be correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date, other than any such representation or warranty that is expressly made as of an earlier date (provided that such representation or warranty was correct as of such earlier date).
     7.02 Performance. Buyer shall have performed and complied with, in all material respects, the agreements, covenants and obligations under this Agreement required to be so performed or complied with by Buyer prior to or at Closing.
     7.03 Officer’s Certificates. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by the President or a Vice President of Buyer, reasonably satisfactory in form and substance to Seller, as to the matters set forth in Sections 7.01 and 7.02 with respect to Buyer.
     7.04 Orders and Laws. There shall not be in effect, pending or threatened on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal, or any pending Proceeding (filed by a Person other than Seller or any of its Affiliates) threatening to restrain, enjoin or otherwise prohibit or make illegal, the consummation of the transactions contemplated by this Agreement.
     7.05 Prior Notice Filing with FERC. The FERC proceeding initiated by the Prior Notice Filing with FERC shall have terminated with East Tennessee having the necessary authorization to acquire the East Tennessee

Purchased Assets either because (a) no Person shall have filed a protest with FERC regarding the Prior Notice Filing with FERC or any protest filed was withdrawn or dismissed in accordance with Section 157.205(g) of FERC’s regulations, or (b) FERC shall have treated the Prior Notice Filing with FERC as an application under Section 7 of the Natural Gas Act and FERC shall have issued a final, non-appealable order granting East Tennessee authorization to acquire the East Tennessee Purchased Assets.
ARTICLE 8
SURVIVAL; NO OTHER REPRESENTATIONS
     8.01 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing, and all such representations and warranties shall terminate on the date that is 365 days after the Closing Date. No Party shall have any liability with respect to any representation and warranty once such representation and warranty has terminated unless, and only to the extent that, a Claim with respect thereto has been initiated on or before such date.
     8.02 NO OTHER REPRESENTATIONS THE PURCHASED ASSETS ARE SOLD “AS IS, WHERE IS” AND SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY OFFICER’S CERTIFICATE DELIVERED AT THE CLOSING IN CONNECTION HEREWITH.
ARTICLE 9
INDEMNIFICATION; LIMITATIONS ON DAMAGES
     9.01 Indemnification.
          (a) Seller hereby agrees that if Buyer (i) complies with its obligations under Section 5.02(c) and (ii) effects the Relocation Activities by the Relocation Deadline, as it may be extended in accordance with Section 5.02(g) hereof, and in compliance with the Relocation Standards, then Seller shall indemnify and hold Buyer harmless from any and all claims brought by any third party who is a party to a gas transportation contract with Seller for damages under such contract caused by the Relocation Activities. This indemnity shall apply for any such claim only until the end of the statute of limitations period applicable to such claim under such third party’s gas transportation contract with Seller. Seller shall advise Buyer of all third party gas transportation contracts that may be affected by the Relocation Activities and shall represent that Seller has provided all third parties with proper notice of said relocation, so as to not be in violation of any third party gas transportation contracts. If Buyer does not (A) comply with its obligations under Section 5.02(c) or (B) effect the Relocation Activities by the Relocation Deadline and in compliance with the Relocation Standards, then the foregoing indemnity obligation shall not arise or apply to Seller.
          (b) Seller’s aggregate liability under this Section 9.01 shall not exceed Five Hundred Thousand Dollars ($500,000.00).
          (c) Upon notice to Buyer from any third party of any matter that may give rise to claims for which Seller may be held liable under this Section 9.01, Buyer shall promptly (and in any event within two Business Days after receiving such notice) notify Seller thereof in writing. Seller shall have the right to assume and thereafter conduct the defense of such matter with counsel of its choice; provided, however, that Seller will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of Buyer (not to be withheld unreasonably) unless the judgment or proposed settlement of the matter involves only the payment of money damages and does not impose an injunction or other equitable relief upon Buyer. Unless and until Seller assumes the defense of the matter, Buyer may take reasonable actions to defend against the matter.
     9.02 Limitation of Liability. Notwithstanding any provision hereof to the contrary, except in Section 9.01 in no event shall Seller be liable for any damages whether based on contract, tort, statute, strict liability, common law or otherwise, (a) unless and until the aggregate amount of Losses with respect to all breaches of this

Agreement exceeds One Million Dollars ($1,000,000.00) (the “Deductible”) and (b) then only (i) for the amount of such damages in excess of the Deductible and (ii) to a maximum of an amount equal to the Liability Cap.
ARTICLE 10
TERMINATION
     10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before Closing by notice thereof by the terminating Party to the other Party as follows:
          (a) by mutual written agreement of Seller and Buyer;
          (b) at any time after the four-month anniversary of this Agreement, by Seller, by notice of termination given to Buyer, or by Buyer, by notice of termination given to Seller; or
          (c) if a Party is in breach of the terms of this Agreement and fails to cure such breach within 30 days after notice from the other Party, by notice of termination from the other Party.
     10.02 Effect of Termination. Except as provided in the following sentence, if this Agreement is terminated pursuant to Section 10.01 there will be no liability or obligation on the part of either Party or Guarantor with respect to the transactions contemplated by this Agreement. If this Agreement is terminated pursuant to Section 10.01, then any Party may pursue any rights and remedies available at Law or in equity subject to the limitations set forth in Article 9 and Section 11.09. Notwithstanding the foregoing, the provisions of Articles 1, 5, 8, 9, 10 and 11 shall continue to survive following any termination of this Agreement.
ARTICLE 11
OTHER PROVISIONS
     11.01 Notices. Notices, where required herein, shall be in writing and shall be sufficiently given if delivered personally, by prepaid acknowledgement receipt, by registered mail, by a recognized overnight delivery service or by fax or other electronic means directed as follows:
          In the event of notice to Buyer:
NGAS Gathering, LLC
120 Prosperous Place, Suite 201
Lexington, KY 40509
Attention: William G. Barr III, Chief Executive Officer
Fax: (859) 263-4228
          With a copy to:
NGAS Gathering, LLC
120 Prosperous Place, Suite 201
Lexington, KY 40509
Attention: Stephen P. Carson, Senior Corporate Counsel
Fax: (859) 263-4228

          In the event of notice to Guarantor:
Daugherty Petroleum, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509
Attention: William G. Barr III, Chief Executive Officer
Fax: (859) 263-4228
          In the event of notice to Seller:
Duke Energy Gas Transmission, LLC
5400 Westheimer Court
Houston, Texas 77056-5310
Attention: Managing Director, Strategic Planning and Development
Fax: (713) 627-4652
          With a copy to:
Duke Energy Gas Transmission
5400 Westheimer Court
Houston, Texas 77056-5310
Attention: Associate General Counsel
Fax: (713) 386-4694
Each such notice shall be deemed to have been received upon the earliest to occur of (i) actual delivery, (ii) in the case of prepaid acknowledgment receipt notices or registered mail, five days after being deposited in the mail addressed as aforesaid, (iii) in the case of notices sent by fax or other electronic means, on the next Business Day following the date of transmission (provided that the original of such notice is promptly sent by prepaid acknowledgement receipt, registered mail or overnight delivery service as aforesaid) and (iv) in the case of notice by overnight delivery service, two days after being sent addressed as aforesaid. Any Party may change its address or fax number hereunder from time to time by giving notice of such to each of the other parties.
     11.02 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, supersedes all prior discussions and agreements, whether written or oral, between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement among the Parties with respect to the subject matter hereof.
     11.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     11.04 Press Releases; Disclosure. Neither Party nor Guarantor shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed; provided that either Party or Guarantor may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party or Guarantor will advise the other Party before making the disclosure).
     11.05 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law (except as limited by this Agreement), are cumulative and not alternative.

     11.06 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each of the Parties.
     11.07 No Third Party Beneficiary. Except as otherwise expressly provided in Article 10, the terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
     11.08 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned or delegated by any Party without the prior written consent of the other Party; provided, however, that under no circumstances will any such consent be conditioned upon the receipt of additional consideration. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. Any assignment or delegation in violation of this Section 11.08 shall be null and void and without any force or effect.
     11.09 No Consequential, Incidental or Punitive Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY NOR GUARANTOR SHALL BE LIABLE TO ANY OTHER PERSON FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, OR LOST REVENUES OR PROFITS, INCLUDING DECLINE IN MARKET CAPITALIZATION, OR INCREASED COST OF CAPITAL OR BORROWING, FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT, STRICT LIABILITY, COMMON LAW OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, AS TO ANY MATTER FOR WHICH A PARTY HAS RECOURSE HEREUNDER, ANY DAMAGES SUCH PARTY OR GUARANTOR MAY OWE A THIRD PARTY AS A RESULT OF SUCH MATTER SHALL BE DIRECT DAMAGES FOR ALL PURPOSES OF THIS SECTION 11.09.
     11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party or Guarantor under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never constituted a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     11.12 Governing Law. The Laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware govern all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its interpretation, construction, performance and enforcement, without regard to any choice of law or other principle that would require application of another Law.
     11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The signatures of both Parties and Guarantor need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other Party and Guarantor to this Agreement.
     11.14 Further Assurances. Each Party and Guarantor agree, upon the request of the other Party from time to time before and after the Closing Date, to do, execute, acknowledge and deliver such other acts, consents, instruments, documents and other assurances as may be reasonably necessary to carry out and perform the transactions contemplated by this Agreement.

     11.15 Arbitration. Any Claim, counterclaim, demand, cause of action, dispute and controversy arising out of or relating to this Agreement (or any agreement delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving the Parties, Guarantor or their Representatives (each, a “Dispute”), even if such Dispute allegedly is extra-contractual in nature, sounds in statute, contract, tort, strict liability, common law or otherwise or arises under federal, foreign, provincial or state Law, shall be resolved by final and binding arbitration; provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions of this Section 11.15 or to preserve the status quo pending resolution of Disputes by final and binding arbitration as provided in this Section 11.15. Arbitration shall be conducted in English in accordance with the International Arbitration Rules of the American Arbitration Association, but only to the extent that such rules are not in conflict with this Agreement. Arbitration may be initiated by one Party serving notice of arbitration (“Notice of Arbitration”) on the other Party or Guarantor. The validity, construction and interpretation of this agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of any Dispute, the arbitrators shall refer first to the provisions of this Agreement and then to the governing Law. The arbitrators shall have no authority to award any type of damages that are prohibited in Section 11.09 under any circumstances, regardless of whether such damages may be available under federal, foreign, provincial or state Law, or under the International Arbitration Rules of the American Arbitration Association, and the Parties and Guarantor hereby waive their right, if any, to recover any such damages. The Parties and Guarantor hereby waive to the maximum extent permitted any right they may have to appeal or object to the enforcement of any decision or award by the arbitrators. Each Party and Guarantor agree that any arbitration award against it may be enforced in any jurisdiction in which such Party or Guarantor holds or keeps assets or in which such Party or Guarantor is subject to jurisdiction, and that judgment on any arbitration award may be entered by any court having jurisdiction. The agreement to arbitrate in this Section 11.15 and any arbitration award shall be binding on the Parties, Guarantor and their subsidiaries and their respective successors and assignees. The arbitration proceeding shall be conducted in Wilmington, Delaware. Within 30 days of the Notice of Arbitration, Seller and Buyer shall each select one arbitrator. The two arbitrators shall select a third arbitrator, who shall be the presiding arbitrator. All three arbitrators shall be independent Neutral Parties. If the two Party-appointed arbitrators are unable to agree on a third arbitrator within 60 days from initiation of arbitration, then a third arbitrator shall be selected by the American Arbitration Association office in New York, New York, with input from the Parties and the two Party-appointed arbitrators. To the fullest extent permitted by Law, any arbitration proceeding and the arbitrators award shall be maintained in confidence by the Parties. The arbitrators shall be instructed to conclude the matter within one year and to render a reasoned opinion setting forth the basis for their decision. The Parties shall initially split the costs of the arbitrators and the proceedings, but the arbitrators may assess the costs of the arbitration and the legal costs of the Parties against the non-prevailing Party, as they deem appropriate. Any award shall provide for interest from the date of breach to the date of payment. Each Party and Guarantor hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware, County of New Castle, and of the United States of America for the District of Delaware for the purpose of enforcing any award under this Section 11.15. This Section 11.15 shall survive the Closing and the termination of this Agreement.
[Remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first above written.

NGAS GATHERING, LLC, a Kentucky limited liability company

By:	DAUGHERTY PETROLEUM, INC.,
Managing Member

	By:	/s/ William G Barr, III

William G Barr, III,
Chief Executive Officer

DAUGHERTY PETROLEUM, INC., a Kentucky corporation

By:	/s/ William G Barr, III

William G Barr, III,
Chief Executive Officer

DUKE ENERGY GAS SERVICES, LLC, a Delaware limited liability company

By:

Name:

Title: